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                                              FMC Technologies, Inc.
                                                   Quarterly Report
                                                   on Form 10-Q for
                                                      June 30, 2001

Exhibit 11  Statement re:
            -------------
            Computation of Diluted Earnings Per Share (Unaudited)
            -----------------------------------------------------
            (In thousands, except per share data)
            -------------------------------------


                                        Three Months Ended      Six Months Ended
                                           June 30, 2001          June 30, 2001
                                        ------------------      ----------------

Earnings:
  Net income                                  10,247                  1,912
                                             -------                -------

Shares:
  Weighted average number of shares
   of common stock outstanding                65,000                 65,000
  Weighted average additional shares
   assuming conversion of stock
   options                                     1,180                    680
                                             -------                -------
     Shares - diluted basis                   66,180                 65,680
                                             -------                -------

Diluted earnings per share                   $  0.15                $  0.03
                                             =======                =======


Note: Earnings per share information has not been presented for any periods in 2000 because the capital structure of FMC Technologies, Inc. in 2000 was not indicative of the Company's current capital structure as a result of the formation transactions discussed in Note 2 to the Company's June 30, 2001 consolidated financial statements.